Exhibit 99.1

National Interstate Corporation Announces Record Net Income for the 2006 Fourth Quarter and Full Year

RICHFIELD, Ohio, February 26, 2007/PRNewswire-FirstCall via COMTEX/ — National Interstate Corporation (Nasdaq: NATL) today reported record net income of $11.4 million ($.59 per share diluted) for the 2006 fourth quarter, compared to $7.9 million ($.41 per share diluted) for the 2005 fourth quarter. Net income of $35.7 million ($1.85 per share diluted) for the 2006 full year increased 17.9% compared to $30.3 million ($1.60 per share diluted) for 2005. The increase in the 2006 fourth quarter and full year net income reflects the Company’s increased revenues and continued strong underwriting and investment results.

For the 2006 fourth quarter, gross premiums written of $61.5 million were 64.7% above the $37.3 million reported for the 2005 fourth quarter, and the 2006 fourth quarter net premiums written of $52.0 million were 56.7% above the $33.2 million reported for the same period last year. Gross premiums written of $305.5 million for the 2006 full year increased 13.1% compared to $270.0 million for the 2005 full year, and 2006 full year net premiums written of $241.9 million increased 14.6% compared to $211.1 million for the 2005 full year. Comparing the 2006 fourth quarter to the 2005 fourth quarter, the Company experienced growth in all of its business components except the Other component, which is comprised primarily of policies assigned from involuntary state plans, over which the Company has no control. The most significant growth for both the 2006 fourth quarter and full year occurred in the Alternative Risk Transfer component, reflecting additional policies written in existing programs as well as the introduction of several new programs. The table below summarizes gross premiums written by business component:

	Three months ended December 31,				Year ended December 31,
	2006		2005		2006		2005
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Alternative Risk Transfer	$22,430	36.5%	$2,825	7.6%	$135,283	44.3%	$103,537	38.4%

Transportation	21,980	35.7%	18,549	49.7%	89,399	29.3%	90,751	33.6%

Specialty Personal Lines	11,001	17.9%	9,946	26.6%	52,060	17.0%	45,935	17.0%

Hawaii and Alaska	4,731	7.7%	4,641	12.4%	23,267	7.6%	22,486	8.3%

Other	1,369	2.2%	1,377	3.7%	5,495	1.8%	7,327	2.7%

Gross Premiums Written	$61,511	100.0%	$37,338	100.0%	$305,504	100.0%	$270,036	100.0%

“We have grown our commercial products by maintaining relatively flat pricing for our renewal business and adding new customers. Our Specialty Personal Lines growth reflects moderate rate increases and additional policies in force,” commented Dave Michelson, President and Chief Operating Officer of National Interstate Corporation.

The GAAP combined ratio of 78.9% for the 2006 fourth quarter was 4.3 percentage points lower than 83.2% for the 2005 fourth quarter, and the GAAP combined ratio of 83.5% for the 2006 full year was 0.9 percentage points higher than 82.6% for the 2005 full year. The combined ratio comparisons for both the fourth quarter and full year reflect lower loss and loss adjustment expense ratios offset by higher underwriting expense ratios. The loss and loss adjustment expense ratio for the 2006 fourth quarter was 53.6% compared to 58.6% for the same period last year. This improvement in the 2006 fourth quarter reflects a smaller number of larger losses compared to 2005 and offsets the higher severity experienced earlier in this year. The 2006 full year loss and loss adjustment expense ratio of 59.6% was 0.8 percentage points lower than 2005. This decrease was primarily attributable to favorable development of prior year reserves of $7.5 million (4.9% of net loss and loss adjustment expense reserves) in 2006 compared to $5.2 million (4.7% of net loss and loss adjustment expense reserves) in 2005. The 2006 fourth quarter underwriting expense ratio was 25.3% compared to 24.7% for the 2005 fourth quarter, and 23.9% for the 2006 full year compared to 22.2% for the 2005 full year. The 2005 fourth quarter and full year underwriting expense ratios were favorably impacted by non-recurring items primarily related to expenses for insolvencies, other state fees, and assigned risk business. The 2006 fourth quarter and full year underwriting expense ratios reflect normalized expenses related to insolvencies and other state fees, and were approximately 0.3 percentage points higher than 2005 due to accounting for stock based compensation required from the adoption of SFAS No. 123(R). The underwriting expense ratios were consistent year over year when considering these items.

Alan Spachman, Chairman and Chief Executive Officer of National Interstate Corporation said, “Our record fourth quarter results did not surprise us. Several ongoing marketing initiatives produced results during the fourth quarter and claims severity patterns returned to historic seasonal levels. This quarter again highlights the potential for significant fluctuations in our quarterly results due to our new product introductions and the timing of large loss occurrences. Overall, we are pleased that we were able to achieve a GAAP combined ratio in the low 80’s for the fourth consecutive year.”

Net investment income for the 2006 fourth quarter was $4.9 million compared to $3.5 million for the same quarter last year, and $17.6 million for 2006 full year compared to $12.5 million for the 2005 full year. The net investment income increases of 37.7% and 40.3% for the fourth quarter and full year of 2006 respectively, over the same periods in 2005, reflected an increase in average cash and invested assets and higher interest rates available on the short term and fixed income portfolios. The growth in cash and invested assets resulted from positive cash flow from operations and reinvestment of investment earnings. For the 2006 full year, the Company generated cash flow from operations of $83.3 million contributing to a 26.9% increase in cash and investments.

Mr. Spachman concluded, “We achieved a return on average shareholders’ equity of 22.8% in 2006, again exceeding our stated objective of inflation plus 15%. It is also exciting to report another year of top line growth and record profits. Over the last three years we have achieved a compounded annual growth rate of 16.5% in gross premiums written and 12.1% in earnings per share. We expect 2007 growth and profit increases to continue the trends established over the past few years.”

About National Interstate Corporation

National Interstate Corporation (Nasdaq: NATL), founded in 1989, completed an initial public offering in February 2005. We are a specialty property and casualty insurance company with a niche orientation and focus on the transportation industry. We differentiate ourselves within our markets by offering insurance products and services designed to meet the unique needs of targeted insurance buyers that we believe are underserved by the insurance industry. Our products include property and casualty insurance for transportation companies, captive insurance programs for commercial risks that we refer to as our alternative risk transfer component, specialty personal lines consisting primarily of recreational vehicle coverage, and transportation and general commercial insurance in Hawaii and Alaska. We offer our insurance products through multiple distribution channels including independent agents and brokers, affiliated agencies and agent Internet initiatives. Our insurance subsidiaries are rated "A" (Excellent) by A.M. Best Company. National Interstate is an independently operated subsidiary of Great American Insurance Company, a property-casualty subsidiary of American Financial Group, Inc. (NYSE, Nasdaq: AFG). The Company is headquartered in Richfield, Ohio, which is located in northeastern Ohio between Cleveland and Akron.

Forward-Looking Statements

This document, including any information incorporated by reference, contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995). All statements, trend analyses and other information contained in this press release relative to markets for our products and trends in our operations or financial results, as well as other statements including words such as “may,” “target,” “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “project,” and other similar expressions, constitute forward-looking statements. We made these statements based on our plans and current analyses of our business and the insurance industry as a whole. We caution that these statements may and often do vary from actual results and the differences between these statements and actual results can be material. Factors that could contribute to these differences include, among other things: general economic conditions and other factors, including prevailing interest rate levels and stock and credit market performance which may affect (among other things) our ability to sell our products, our ability to access capital resources and the costs associated with such access to capital and the market value of our investments; customer response to new products and marketing initiatives; tax law changes; increasing competition in the sale of our insurance products and services and the retention of existing customers; changes in legal environment; regulatory changes or actions, including those relating to regulation of the sale, underwriting and pricing of insurance products and services and capital requirements; levels of natural catastrophes, terrorist events, incidents of war and other major losses; adequacy of insurance reserves; and availability of reinsurance and ability of reinsurers to pay their obligations.

The forward-looking statements herein are made only as of the date of this document. The Company assumes no obligation to publicly update any forward-looking statements.

Contact:

Tanya Inama

National Interstate Corporation

877-837-0339

investorrelations@natl.com

NATIONAL INTERSTATE CORPORATION

SELECTED FINANCIAL DATA

(In thousands, except per share data)

	Three months ended December 31,		Year ended December 31,
	2006	2005	2006	2005
Operating Data:
Gross premiums written	$61,511	$37,338	$305,504	$270,036

Net premiums written	$51,965	$33,153	$241,916	$211,106

Premiums earned	$57,956	$51,931	$217,319	194,397
Net investment income	4,876	3,542	17,579	12,527
Net realized gains (losses)	479	(206)	1,193	278
Other income	784	500	2,387	1,974

Total revenues	64,095	55,767	238,478	209,176
Losses and loss adjustment expenses	31,065	30,408	129,491	117,449
Commissions and other underwriting expense	12,689	10,434	42,671	35,741
Other operating and general expenses	2,754	2,870	11,619	9,428
Interest expense	390	358	1,522	1,421

Total expenses	46,898	44,070	185,303	164,039

Income before income taxes	17,197	11,697	53,175	45,137
Provision for income taxes	5,769	3,775	17,475	14,857

Net income	$11,428	$7,922	$35,700	$30,280

Per Share Data:
Earnings per common share, basic	$0.60	$0.42	$1.87	$1.62
Earnings per common share, assuming dilution	$0.59	$0.41	$1.85	$1.60
Book value per common share, basic (at period end)	9.07	7.32	9.07	7.32
Weighted average number of common shares outstanding, basic	19,158	19,041	19,136	18,737
Weighted average number of common shares outstanding, diluted	19,379	19,244	19,302	18,975
Common shares outstanding at period end	19,159	19,055	19,159	19,055
Cash dividend per common share	$0.04	$0.04	$0.16	$0.08

GAAP Ratios:
Losses and loss adjustment expense ratio	53.6%	58.6%	59.6%	60.4%
Underwriting expense ratio	25.3%	24.7%	23.9%	22.2%

Combined ratio	78.9%	83.2%	83.5%	82.6%

Return on equity (a)			22.8%	28.5%
Average shareholders' equity			$156,648	$106,161

	At December 31, 2006	At December 31, 2005
Balance Sheet Data (GAAP):
Cash and investments	$406,454	$320,220
Reinsurance recoverable	90,070	77,834
Total assets	806,248	523,003
Unpaid losses and loss adjustment expenses	265,966	223,207
Long-term debt	15,464	16,297
Total shareholders' equity	$173,763	$139,533

Statutory Data: (b)
Policyholder Surplus (Statutory) (c)	$148,266	$122,825

(a)	The ratio of net income to the average of shareholders’ equity at the beginning and at end of the period. Return on equity calculation is completed for year-to-date results only.
(b)	While financial data is reported in accordance with accounting principles generally accepted in the United States, or GAAP, for shareholder and other investment purposes, it is reported on a statutory basis for insurance regulatory purposes. Certain statutory expenses differ from amounts reported under GAAP. Specifically, under GAAP, premium taxes and other variable costs incurred in connection with writing new and renewal business are capitalized and amortized on a pro rata basis over the period in which the related premiums are earned. On a statutory basis, these items are expensed as incurred. In addition, certain other expenses, such as those related to the expensing or amortization of computer software, are accounted for differently for statutory purposes than the treatment accorded under GAAP.
(c)	The statutory policyholder surplus of National Interstate Insurance Company, which includes the statutory policyholder surplus of its subsidiaries, National Interstate Insurance Company of Hawaii, Inc. and Triumphe Casualty Company.